MILLER AND LENTS, LTD.
INTERNATIONAL OIL AND GAS CONSULTANTS
FOUNDED 1948

October 10, 2012

Mr. James E. Barlett
Trustee, LL&E Royalty Trustee
5082 East Hampden Avenue, Suite 148
Denver, CO 80222

Re: Estimates of Proved Reserves and
Future Net Revenues for the LL&E Royalty Trust
As of December 31, 2011 - Revised

Dear Mr. Barlett:

Miller and Lents, Ltd. (MLL) revised its estimates of the proved reserves and the future net revenues attributable to working and royalty interests owned by Quantum Resources Management and ConocoPhillips (hereinafter referred to as "the Working Interest Owners") in properties associated with the LL&E Royalty Trust ("the Trust") interest. This report supersedes our report dated September 11, 2012 and includes (1) consideration of the Working Interest Owner's intention to escrow funds up to 125 percent of future Special Costs, (2) the Working Interest Owner's future dismantlement cost estimates, (3) applicable interest charges, and (4) revised overhead costs.

The estimated net proved imputed reserves and future net revenues discounted at 10 percent per year, for interests owned by the Trust in Jay Field, South Pass 89, and Offshore Louisiana, and without consideration of the Trust Termination Clause, as of December 31, 2011, are as follows:

	Net Proved Imputed Reserves and Revenues (1) (2)			
Reserves Category	Crude Oil, Condensate, and Natural Gas Liquids, MBbls.	Natural Gas, MMcf	Future Net Revenues, M$	Net Revenues Discounted at 10% Per Year, M$
Jay Field				
Proved Developed	320.1	0.0	32,302.1	22,323.9
Proved Undeveloped	6.2	0.0	622.4	315.4
Total Proved	**326.7**	**0.0**	**32,970.6**	**22,569.9**
South Pass 89				
Proved Developed	34.6	0.0	3,820.4	2,456.7
Proved Undeveloped	0.0	0.0	0.0	0.0
Total Proved	**34.6**	**0.0**	**3,820.4**	**2,456.7**
Offshore Louisiana				
Proved Developed	15.8	29.1	1,849.6	686.5
Proved Undeveloped	0.0	0.0	0.0	0.0
Total Proved	**15.8**	**29.1**	**1,849.6**	**686.5**

1) As of the effective date of this report, the Trust previously announced it had terminated effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years "the

Termination Threshold" during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2) Total proved reserves and revenues may not equal the sum of the separate categories due to the manner in which the Trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserves categories. Future excess production costs will be recouped out of total proved production regardless of reserves category.

The above figures are based on estimates from the Trust economic model attached to this report. The Trust owns, indirectly through a partnership, net overriding royalty interests equivalent to net profits interests (the "Overriding Royalties") in certain productive oil and gas properties located in Alabama, Florida, and federal waters Offshore Louisiana (the "Working Interest Properties").

MLL estimated the imputed reserves using the formulas and criteria specified by the Working Interest Owner, as described in the following paragraphs, and estimated the future net revenues to the Trust in accordance with the definitions contained in the Securities and Exchange Commission Regulation S-X, Rule 4-10(a) as shown in the Appendix.

Estimated future net revenues and present value of estimated future net revenues are not intended and should not be interpreted to represent fair market value for the estimated reserves.

Gas volumes for each property are stated at the pressure and temperature bases appropriate for the sales contract or state regulatory authority; therefore, some of the aggregated totals may be stated at a mixed pressure base.

The table below shows summary projections of the estimated undiscounted future net revenues for interests owned by the Trust in Jay Field, South Pass 89, and Offshore Louisiana and without consideration of the Trust Termination Clause.

	Estimated Future Net Revenues to the Trust (1) (2)		
For Production During the 12-Months Ended December 31	From Proved Developed Reserves, M$	From Proved Undeveloped Reserves, M$	From Total Proved Reserves, M$
2012	0.0	0.0	0.0
2013	7,217.1	0.0	6,613.7
2014	8,137.9	0.0	8,481.3
2015	6,395.1	0.0	6,626.6
2016	4,775.9	103.7	4,949.0
2017	3,672.6	137.3	3,809.9
Remainder	7,773.5	381.4	8,160.2
Total	**37,972.2**	**622.4**	**38,640.7**

1) As of the effective date of this report, the Trust previously announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years "the Termination Threshold" during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2) Total proved reserves and revenues may not equal the sum of the separate categories due to the manner in which the Trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserves categories. Future excess production costs will be recouped out of total proved production regardless of reserves category.

The estimated future net revenues to the Trust from proved reserves of Jay Field, South Pass 89, and Offshore Louisiana have been determined on the basis of when hydrocarbons attributable to the Overriding Royalties are estimated to be produced. However, the distribution of the Net Proceeds to the Trust will occur approximately 65 days after the end of the month in which the sales of hydrocarbons produced from Jay Field, South Pass 89, and Offshore Louisiana are recorded as revenues by the Working Interest Owner. Therefore, the estimated future net revenues to the Trust from proved reserves for a 12-month period beginning January 1, 2012 correspond to estimated distributions to the Trust during the following quarter. The amounts in the table above reflect those estimates of the disbursements to the Trust and without consideration of the Trust Termination Clause.

The following table sets forth the total estimated undiscounted future net revenues to be disbursed to the Trust from estimated proved reserves for each of the Working Interest Properties:

Property	Estimated Future Net Revenues to The Trust, M$[1][2]	Last Year of Estimated Economic Life of Reserves[3]
Jay Field	32,970.6	2021
South Pass 89	3,820.4	2017
Offshore Louisiana	1,849.6	2023
Total	**38,640.7**	

1) As of the effective date of this report, the Trust previously announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years "the Termination Threshold" during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2) Total proved reserves and revenues may not equal the sum of the separate categories due to the manner in which the trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserves categories. Future excess production costs will be recouped out of total proved production regardless of reserves category.

3) Projected economic life for the Working Interest Owner without consideration of estimated future dismantlement costs.

For the purposes of computing the future net revenues to the Trust, the Working Interest Properties have been combined geographically into three groups of leases designated as the "Jay Field", "South Pass 89", and "Offshore Louisiana". The Working Interest Owner has conveyed Overriding Royalties to the Trust expressed as various percentages of Net Proceeds from these Working Interest Properties. The table below sets forth the percentage of Net Proceeds attributable to the Overriding Royalties for Jay Field, South Pass 89, and Offshore Louisiana:

Working Interest Property	Percentage of Net Proceeds Attributable to Overriding Royalties
Jay Field	50
South Pass 89	50
Offshore Louisiana	90

The Overriding Royalties owned by the Trust are equivalent to net profits interests of varying percentages, as shown above, of the Net Proceeds from the sale of production of oil, gas, and other hydrocarbons from the Working Interest Properties. Net Proceeds have been computed on a property-by-property basis and consist of the estimated revenues to be recorded by the Working Interest Owner from the sale of oil, gas, and other hydrocarbons from each of the Working Interest Properties less (a) all direct costs, charges, and expenses incurred by the Working Interest Owner in production, development, and other operations on the Working Interest Properties (including secondary and tertiary recovery operations), and for dismantlement and abandonment costs where applicable; (b) all applicable taxes (including severance and ad valorem) excluding income taxes; (c) all operating charges directly associated with the Working Interest Properties; (d) applicable charges for certain overhead expenses; and (e) other charges specified in the Trust documents. Administrative expenses of the Trust have not been deducted in determining the net revenues in the foregoing tables.

The current estimate of the future dismantlement costs net of salvage value to the Working Interest Owner's working interest in Jay Field, South Pass 89, and Offshore Louisiana are $16.1 million, $11.3 million, and $9.9 million, respectively. As of December 31, 2011, Jay Field, South Pass 89, and Offshore Louisiana escrow balances were approximately $19.6 million, $12.1 million, and $8.1 million, respectively, resulting in excess escrow balances in Jay Field and South Pass 89 and an additional $1.8 million attributable to the Working Interest Owner's working interest in Offshore Louisiana to be escrowed in the future.

The above estimates exclude the Working Interest Owner's intention to escrow funds up to 125 percent of future Special Costs. Escrowing funds up to 125 percent of the estimated future Special Costs delays the timing of the remaining net proceeds available to the Trust and reduces the value of the Trust's discounted future net revenues. The Working Interest Owner's intention to escrow funds up to 125 percent of future Special Costs, the estimated future dismantlement costs, and applicable interest charges were included as shown in Exhibits 1 through 8.

Excess production costs will result to the Working Interest Owner's working interest in the event that the costs, charges, and expenses attributable to a Working Interest Property exceed the revenues received from the sale of oil, gas, and other hydrocarbons produced from such property. Pursuant to the provisions of the Trust documents, the Working Interest Owner is allowed to recover such costs from future Net Proceeds. Excess Production Costs to the Working Interest Owner's working interest to be recovered from future Net Proceeds from Jay Field, South Pass 89, and Offshore Louisiana as of December 31, 2011, were approximately \$12.8 million, \$1.9 million, and \$3.6 million, respectively.

The estimated future net revenues have been calculated, pursuant to the methods prescribed by the Securities and Exchange Commission, by applying the product prices for oil, gas, condensate, and natural gas liquids represented by the twelve month average of the first-day-of-the-month price for each month within the twelve-month period prior to December 31, 2011, to the estimated future production of these products over the economic life of the reserves and assuming continuation of current economic conditions. The twelve month average index prices used herein were \$96.19 per barrel for oil (West Texas Intermediate crude sold at Cushing, Oklahoma) and Henry Hub natural gas price of \$4.118 per million Btu. Price adjustments were made for the Working Interest Properties based on differentials between the index prices and actual prices where appropriate. The actual average prices used in this report, after adjustments, were \$108.18 per barrel for oil, \$67.99 per barrel for NGLs, and \$4.12 per Mcf for gas.

Well plugging and field abandonment costs were supplied by the Working Interest Owner and used in the calculation of the Net Proceeds for the properties. Future cost estimates, if any, for the restoration of producing properties to satisfy environmental standards were not deducted from future revenues as such estimates are beyond the scope of this assignment.

The reserves estimates and production rate projections used to forecast future net revenues and imputed reserves attributable to the Trust are based on geologic and engineering studies, with corresponding rate projections made consistent with current producing rates and performance of comparable wells. Where sufficient data were available, oil and gas reserves were estimated by extrapolation of established historical performance trends. Reserves for the remaining properties were estimated by volumetric calculations or by analogy to similar properties.

Net reserves, as used herein, are reserves net to the Working Interest Owner or imputed to the Trust after taking into account existing third party interests and landowner royalties. Portions of the properties are pooled or unitized, and the reserves estimates herein are based on existing pooling and unitization arrangements.

The imputed estimated proved reserves attributable to the Trust were calculated for Jay Field, South Pass 89, and Offshore Louisiana by multiplying the net proved reserves of the Working Interest Owner by the ratio of the estimated future net revenues of the Trust to the estimated future gross revenues of the Working Interest Owner prior to consideration of the Trust, as follows:

$$\text{Imputed proved reserves to the Trust (Bbls. or Mcf)} = \frac{\text{Estimated future net revenues to the Trust}}{\text{Estimated future gross revenues to the Working Interest Owner}^{(1)}} \times \text{Estimated net proved reserves of the Working Interest Owner (Bbls. or Mcf)}$$

1) Prior to subtraction of all costs (including Jay Field fuel and severance taxes) and the costs attributable to the Trust.

As the imputed estimated proved reserves of the Trust are calculated using estimated future net revenues, future changes in the product pricing assumptions on which the revenue estimates are based would result in corresponding changes in the Trust's imputed estimated proved reserves, which could be significant.

As of the effective date of this report, the LL&E Royalty Trust previously announced the Trust will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years "the Termination Threshold" during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect MLL's informed judgments and are subject to the inherent uncertainties associated with interpretation of geological, geophysical, and engineering information. These uncertainties include, but are not limited to, (1) the utilization of analogous or indirect data and (2) the application of professional judgments. Government policies and market conditions different from those employed in this study may cause (1) the total quantity of oil, natural gas liquids, or gas to be recovered; (2) actual production rates; (3) prices received; or (4) operating and capital costs to vary from those presented in this report. At this time, MLL is not aware of any regulations that would affect the Working Interest Owners ability to recover the estimated reserves. Minor precision inconsistencies in subtotals may exist in the report due to truncation or rounding of aggregated values.

The extent and character of ownership, reversions, test, production, and other data that were furnished by the Working Interest Owners have been accepted as represented. Operating costs and estimated capital expenditures furnished by the Working Interest Owners were reviewed for reasonableness. No field inspections or well tests were conducted by MLL personnel in conjunction with this study. MLL did not verify or determine the extent, character, obligations, status, or liabilities, if any, arising from any gas imbalances or any current or possible future environmental liabilities that might be applicable.

Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of MLL has any financial ownership in Quantum Resources Management, ConocoPhillips, the LL&E Royalty Trust, or any affiliate. MLL's compensation for the required

investigations and preparation of this report is not contingent on the results obtained and reported, and we have not performed other work that would affect our objectivity. Preparation of this report was supervised by an officer of the firm who is a professionally qualified and licensed Professional Engineer in the State of Texas with more than 20 years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.

Any distribution or publication of this letter or any part thereof must include this letter in its entirety.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By ______________________
Robert J. Oberst, P.E.
Senior Vice President

STATE OF TEXAS
ROBERT JOHN OBERST
97742
LICENSED
PROFESSIONAL ENGINEER

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